                            LICENSE TERMINATION AGREEMENT

     THIS LICENSE TERMINATION AGREEMENT ("this Agreement") made and entered into as of the date last set forth below between and among Dehdritech, Inc. ("Dendritech"), a Michigan corporation with its principal place of business at 3110 Schuette Avenue, Midland, Michigan, Michigan Molecular Institute ("MMI"), a Michigan not-for-profit corporation with its principal place of business at 1910 West St. Andrews Road, Midland, Michigan, and Molecular Biosystems, Inc. ("MBI"), a Delaware corporation with its principal place of business at 10030 Barnes Canyon Road, San Diego, California.

      WHEREAS, the undersigned parties to this Agreement, in consideration of the various terms and covenants contained herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, desire to terminate all contractual relationships between them and to compromise all disputes or differences which have arisen or could arise between or among any of them growing out of said relationship or otherwise; and

     WHEREAS, on May 5, 1995, the parties hereto entered into a Tolling Agreement which extended the period for responding to all written notices of breach dated on or before March 13, 1995 and as further defined in said Tolling Agreement; and

     NOW, THEREFORE, the parties hereto covenant and agreed as follows:

     1.   For purposes of this Agreement:


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


          a. "Field of Use" shall mean all uses relating to medical imaging, including magnetic resonance imaging, computerized x-ray tomography, and ultrasound. The parties acknowledge that therapeutic applications are excluded from the Field of Use.

          b. "Know-How" shall mean all information in tangible or intangible form concerning Dendrimers, their composition, structure, characteristics, safety, manufacturer, efficacy, analytical data reports, patent and invention disclosures, patent applications and prosecution histories of patent applications, market research reports, and customer contact reports.

          c. "Fees" shall mean all cash receipts from Licenses, whenever received, but specifically excluding (i) those based on revenue generated by sales of a licensed product or the number of product units sold or produced, (ii) research revenue, and (iii) revenue from sales of product sold by Dendritech or MMI.

          d. "Licenses" mean any agreement entered into by Dendritech or MMI after the date of this Agreement which licenses or purports to license or otherwise transfer Dendrimer technology, patent rights, trademark rights or Know-How, excluding an agreement entered into as a result of the exercise of the Option (as the same may be extended from time to time).


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


          e. "License Agreement" shall mean that certain agreement entitled "License and Collaborative Research Agreement" dated December 10, 1992 between and among Dendritech, MMI and MBI.

          f. "Research Agreement" shall mean that certain agreement entitled "Research Agreement" dated May 1, 1993 between MBI and MMI.

          g. "Dendrimer(s)" shall have the same meaning as set forth in Paragraph 1.03 of the License Agreement.

          h. "Option" shall have the meaning set forth in Paragraph 15 of this Agreement.

          i. "Affiliate" of any given entity means any entity which, directly or indirectly through one or more intermediaries, controls, is controlled by or under common control with such given entity. For purposes of this definition, "control" means, in the case of a corporation, the ownership of 50% or more of the securities of such corporation which are, ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors, or in the case of entities other than corporations, the power to direct the management and policies of such entity, by contract or otherwise.

          j. Where reference is made herein to MBI, MMI or Dendritech, it shall be understood to include the successors and assigns of such corporation.

     2.   Upon execution and delivery of this Agreement:

          a. The License Agreement and the Research Agreement shall terminate and shall be deemed void and of no further force of effect.

          b. Without limiting the scope and effect of Paragraph 2(a) of this Agreement,

               (i) the licenses granted under Article 2 and Paragraph 4.6 of the License Agreement shall terminate;

               (ii) all financial or other obligations of MBI specified in the License Agreement shall terminate and be extinguished, including the $1,000,0900 remaining balance on license fees provided for in Paragraph 3.1 of the License Agreement;

               (iii) all financial and other obligations of MBI specified in the Research Agreement shall terminate and be extinguished, including without limitations, the $75,000 balance remaining pursuant to Paragraph 2.4 of the Research Agreement and as reflected in MMI's correspondence to MBI dated April 11, 1995; and;

               (iv) MBI shall not be entitled to the return of any payments made to MMI or Dendritech under the Research


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


       Agreement or the License Agreement prior to the date of this Agreement.

          c. The letter dated March 10, 1995 from Robert E. Hefner to James L. Barnhart, and the letter dated March 13, 1995 from Robert M. Nowak, to James L. Barnhart, are withdrawn and shall have no further force and effect.

      3. Notwithstanding paragraphs 2 and 10 of this Agreement, each party acknowledges and agrees that Article 16 of the License Agreement and Article 5 of the Research Agreement, and all rights and obligations of the parties thereunder, are not extinguished by and shall survive this Agreement except that Dendritech and MMI shall have the right to be unrestricted use and to further disclose any of the Know-How obtained from MBI without MBI's consent.

     4. MBI hereby releases all of its former employees and agents from any duty of confidentiality they may owe MBI solely to the extent necessary to allow them to disclose Know-How to Dendritech and MMI, and Dendritech and MMI shall be entitled to the unrestricted use of the Know-How to disclosed.

     5. MBI shall transmit to Dendritech within thirty (3) days of the execution and delivery of this Agreement all Know-How is tangible form in its possession or under its control, and Dendritech shall be entitled to the unrestricted use of such Know-How.

     6. Concurrently with the execution and delivery of this Agreement, MBI shall assign to Dendritech all of its rights, if any, in (i) the Know-How,
(ii)
 any inventions developed by MBI or any employee of MBI during the period of his employment with MBI or acquired by MBI which relate to Dendrimers or their use in the Field of Use, (iii) any patent and invention disclosures relating to Dendrimers or their use in the Field of Use, and (iv) any patents and patent applications owned, controlled, developed or acquired by MBI which relate to Dendrimers or their use in the Field of Use, any patents that may issue on such applications, and any divisional, continuation or continuation-in-part applications based thereon.

     7. Each of Dendritech and MMI severally agrees to pay to MBI the following with respect to any License entered into by it after the date hereof:

          a. 25% of all Fees received by its arising from any such License in the Field of Use;

          b. 15% of all Fees received by it arising from any such License outside of the Field of Use; provided, however, that this subparagraph (b) shall not apply to a given License unless the total Fees to become due under such License exceeds $500,000. For the purpose of determining the $500,000 limitation, all Licenses with the same licensee or with Affiliates of such licensee shall be aggregated (excluding any agreements in the Field of Use); and

          c. With respect to any such License which does not specify a field of use or which includes all fields of use, 25% of the Fees received by it under such License which may reasonably be attributed to the value of rights relating to the Field of Use, and 15% of all other Fees received by it under such License.

     The obligation of MMI and Dendritech pursuant to this Paragraph shall terminate at such time as the aggregate payments received by MBI pursuant to this Paragraph equal $2,000,000. It is understood that the obligations of each of Dendritech and MMI are contingent upon its receipt of Fees as provided in this Paragraph 7.

     Neither MMI nor Dendritech is guarantying the payment by the other of the amounts owed to MBI pursuant to this Section. Notwithstand the foregoing:

     (i) in the event Dendritech of MMI grants a License to (A) any entity which is directly or indirectly a wholly-owned subsidiary of Dendritech or MMI, or (B) the same persons or entities which are directly or indirectly the owners of 100% of the shares of Dendritech or MMI (each a "Parent"), or (C) to any entity which is wholly-owned, directly or indirectly, by a Parent (each, a "Wholly-Owned Entity"), any payments received by Dendritech or MMI from such "Wholly-Owned Entity"), as a result of such License shall not be deemed to be a Fee for purpose of this Agreement, and Dendritech and MMI shall have no obligations to remit any portion of such payment to MBI; PROVIDED, HOWEVER, that such Wholly-Owned Entity shall be subject to the same obligations as Dendritech and MMI under Paragraphs 7, 8 and 9; and

     (ii) in the event Dendritech or MMI grants a License to any entity which is not a Wholly-Owned Entity but which is an Affiliate (as hereinafter defined) of Dendritech, MMI, a Parent or any Wholly-Owned Entity (each, a "Controlled Entity"), any payments received by Dendritech or MMI from such Controlled Entity as a result of such License shall be treated as a Fee for purposes of this Agreement, and such Controlled Entity shall thereafter be obligated to pay to MBI the applicable percentage of any Fees thereafter received by such Controlled Entity in the same manner and with the same force and effect as if such Controlled Entity were Dendritech or MMI, and such Controlled Entity shall be subject to the same obligations as Dendritech and MMI under Paragraphs 8 and 9. The obligations of any Wholly-Owned Entity and any Controlled Entity pursuant to the foregoing provisions shall terminate at such time as the aggregate payments received by MBI pursuant to this Paragraph equal $2,000,000.

     In no event shall any entity with whom Dendritech enters into a License have any obligation to MBI pursuant to this Agreement unless such entity is a Wholly-Owned Entity or a Controlled Entity. In no event shall Dendritech or MMI enter into a license with any Wholly-Owned Entity or Controlled Entity unless such Wholly-Owned Entity or Controlled Entity has agreed in writing to be bound by Paragraphs 7, 8 and 9 and such agreement has been delivered to MBI.

     8. Any payment called for under Paragraph 7 of this Agreement shall be paid to MBI at the address provided in Paragraph 15 below, or pursuant to wire transfer instructions, within thirty (30) days after receipt of the applicable Fees by Dendritech or MMI.

     9. MBI has the right to an accounting of all payments called for under Paragraph 7. Upon MBI's written request (which requests may be made no more frequently than quarterly), Dendritech and MMI shall provide MBI with a report of closed transactions involving Licenses. Such transactions shall be reported whether or not Dendritech or MMI has made payments to MBI under Paragraph 7. In connection with such accounting, upon reasonable notice and at its sole expense, MBI may examine all Licenses entered into by Dendritech or MMI, and shall have access to all documents pertaining to the receipt of any Fees or other revenue arising from any such License. MBI shall treat all information received under this Paragraph as confidential information and shall not disclose it to third parties, provided that MBI may use it to enforce its rights under this Agreement. The rights granted to MBI under this paragraph shall terminate when MBI has received Two Million ($2,000,000) Dollars in aggregated payments under Paragraph 7 hereof.

    10. In consideration of the foregoing and except as otherwise set forth herein, MBI on the one hand, and MMI and Dendritech on the other, hereby mutually agree to release and forever discharge each other, and their respective corporate parents, subsidiaries, predecessors, successors, divisions, affiliates, officers, directors, attorneys, representatives, agents, employees, assigns, shareholders, trustees or receivers in liquidation or bankruptcy, from any and all past, present or future claims, complaints, demands, obligations, causes of action, rights, damages, costs, expenses, fees, royalties, losses, compensation and judgments of any kind or nature whatsoever, whether known or unknown, direct or indirect, by reason of any matter or things arising from or relating to any cause prior to the date hereof, including, without limitation, (a) the License Agreement or the Research Agreement, or (b) any promise, representation, warranty, or statement by MBI, MMI or Dendritech; provided, however, that nothing set forth herein shall be deemed to release any right or obligation created by this Agreement.

    11. The parties acknowledge and agree that the release and discharge set forth in detail in Paragraph 10 of this Agreement above is a mutual general release. The parties expressly waive and assume the risk of any and all claims for damages which exist as of this date, but which the parties do not know or suspect to exist, whether through ignorance, oversight, error, negligence or otherwise, and which, if known, would materially affect the party's decision to enter into this Agreement.

     12. The parties hereto expressly acknowledge that the payments and consideration described above, including, but not limited to, the mutual general release provided in Paragraph 10 of this Agreement, are given to compromise


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


disputed claims and do not constitute an admission of liability on the part of the any party.

    13.  Each party warrants and represents as follows:

         (i) that it has had an opportunity to retain counsel or has been represented by counsel in connection with the review, approval and execution of this Agreement;

         (ii) that no other person or entity or has had any interest in the claims, demands, right and obligations contained in the License Agreement or Research Agreement;

         (iv) that it has not sold, assigned, transferred, conveyed or otherwise disposed of any of its rights, claims, demands and obligations arising from or in connection with the License Agreement, the Research Agreement or any matter sought to be released herein;

         (v) that it has full power and authority to enter into and perform its obligations under this Agreement without the further consent of any person, entity or corporation; and

         (vi) that the person who executes this Agreement for it is fully authorized to execute this Agreement on behalf of that party and to bind that party to the terms and obligations of this Agreement.

     14.  MBI warrants and represents to Dendritech:


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

         (i) that it has not entered into a sublicense of any of the technology rights licensed to it under the License Agreement nor has it granted an option for such a sublease; and

         (ii) that it has not obtained or applied for any patents nor made or received any invention disclosures utilizing Dendrimers.

     15.  Dendritech represents and warrants to MBI:

          (i) that prior to the date of this Agreement, it has not entered into any agreement licensing or transferring Dendrimer technology, patent rights, trademark rights or Know-How in the Field of Use, other than the License Agreement; and

          (ii) that prior to the date of this Agreement, it has not entered into an agreement licensing or transferring Dendrimer technology, patent rights, trademark rights or Know-How outside the Field of Use, other than (A) a license for colorants for plastics and specialty rubber compounding, (B) a license for IN VITRO diagnostics, and (C) an option to obtain a license for delivery of a specific cancer drug, namely ARA-C (the "Option").

     MMI represents and warrants to MBI that prior to the date of this Agreement, it has not entered into any agreement licensing or transferring Dendrimer technology, patent rights, trademark rights or Know-How other than the transfer to Dendritech of all of MMI's right and interest in Dendrimer technology, patent rights, trademark rights and Know-How.


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


    16. This Agreement shall become effective immediately following execution by all the parties and delivery.

    17. This Agreement represents the entire agreement of the parties with respect to its subject matter and supersedes any and all prior agreements, understandings, promises and representations by any party to any other respecting its subject matter.

     18. This Agreement may only be modified or amended by a writing signed by all parties hereto and expressly designated as an amendment to this Agreement.

     19. Any notices permitted or required to be given thereunder shall be effective if they are delivered personally, by certified mail (return receipt requested), by overnight air courier (with return receipt), or by facsimile machine (with proof of transmission) and delivered:

               (a)  in the case of Dendritech, to:
                    Mr. Robert E. Hefner
                    Chairman of Chief Executive Officer
                    DENDRITECH, INC.
                    3110 Schuette Drive
                    Midland, Michigan  48640
                    Fax:  (517) 496-2051
                    with a required copy to:
                    Marc P. Seidler, Esq.
                    RUDNICK & WOLFE
                    203 North LaSalle Street


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


                    Chicago, Illinois  60601
                    Fax: (312) 236-7516

               (b)  in the case of MBI, to:
                    _____________________
                    President and General Counsel
                    MOLECULAR BIOSYSTEMS, INC.
                    10030 Barnes Canyon Road
                    San Diego, California  92121
                    Fax: (619) 452-6187
                    with a required copy to:
                    Donald Flayton, Esq.
                    WILDMAN, HARROLD, ALLEN & DIXON
                    225 West Wacker Drive
                    Chicago, Illinois  60606-1229
                    Fax: (312) 201-2555

               (c)  in the case of MMI, to:
                    Robert Nowak, Ph.D.
                    Chief Executive Officer
                    MICHIGAN MOLECULAR INSTITUTE
                    1910 West St. Andrews Road
                    Midland, Michigan  48640
                    with a required copy to:
                    Marc P. Seidler, Esq.
                    RUDNICK & WOLFE
                    203 North LaSalle Street
                    Chicago, Illinois  60601
                    Fax: (312) 236-7516


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


     20. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     21. This Agreement shall be construed and interpreted according to the laws of the State of Illinois.

     22. In the event of any dispute arising under this Agreement, any party may seek enforcement of its terms, including declamatory or other relief, in any court of competent jurisdiction located in Cook County, Illinois, and each party to this Agreement agrees to waive and will not assert any defense of improper or inconvenient venue or lack of personal jurisdiction, except as to the proper service of process. Nothing contained herein shall be deemed to limit any party's legal rights or remedies.

     23. This Agreement may be executed in several original, identical counterparts. If so executed, the various counterparts shall be considered one instrument. For convenience, the various signatures may be collected and annexed to one or more documents to form complete counterparts.



                                 DENDRITECH, INC.



                                 By: /s/      R.E. Hefner
                                     --------------------
                                         Robert E. Hefner
                                         Chairman and Chief Executive Officer

                                 Date             9/14/95
                                     --------------------



                                 MICHIGAN MOLECULAR INSTITUTE

                                 By: /s/       R. Nowak
                                       ------------------
                                        Robert Nowak
                                        President and Chief Executive Officer

                                 Date


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


                                 MOLECULAR BIOSYSTEMS, INC.

                                 By:     /s/ Steven Lawson
                                    ----------------------

                                      -----------------------------
                                      Vice President, Legal Affairs


                                 Date:     9/18/95
                                      ----------------


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